EXHIBIT 5.1

June 7, 2007

Gryphon Gold Corporation

390 Union Blvd., Suite 360

Lakewood, CO 80228

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to Gryphon Gold Corporation, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form SB-2 dated June 7, 2007 (the “Registration Statement”) of an aggregate of 10,085,050 shares of the Company’s common shares, without par value (the “Shares”). The shares registered for sale consist of 5,000,000 shares of common stock held by selling shareholders described in the Registration Statement, 5,000,000 shares acquirable upon exercise of Series E Warrants at Cdn. $1.10 to Cdn. $1.35 per share held by selling shareholders and 85,050 shares acquirable upon the exercise of Series F Warrants (the “Broker’s Warrants”) issued to a broker (the “Broker”) in connection with the placement of Series E Warrants at Cdn. $0.90 per share.

In connection with the opinions rendered in this letter, we have examined the following documents:

a.          copies, certified by the Nevada Secretary of State, of the following Articles of Incorporation and amendments thereto filed in the office of the Nevada Secretary of State, as follows:

(i)	Articles of Incorporation of Gryphon Gold Corporation filed on April 24, 2003;

(ii)	Certificate of Amendment to Articles of Incorporation for the Company filed on August 11, 2005.

Gryphon Gold Corporation

June 7, 2007

b.          Certificate of Existence for the Company issued by the Nevada Secretary of State on May 29, 2007;

c.	copy of the Registration Statement;

d.          A copy of the Confidential Private Placement Subscription Agreement with respect to the sale of the Units with Exhibit A (a form of Warrant), and Exhibits B through D attached thereto (the “Subscription Agreement”);

e.          Copy of the Second Amended And Restated Bylaws of the Company dated September 12, 2006;

f.           A copy of the Meeting Minutes of the Board of Directors of the Company dated January 29, 2007 approving the private placement of 5,000,000 Units;

g.          Notice of Private Placement for the Company filed with the Toronto Stock Exchange with respect to the sale of the Units dated February 16, 2007; and

h.          Gryphon Gold Corporation Officer’s Certificate dated June 6, 2007 executed by Anthony D.J. Ker, CEO of the Company, certifying as to certain facts concerning the issuance of the Shares.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

We have been informed by the Company and hereby assume that the private placement closed on February 9, 2007, that the Company issued 5,000,000 Units to the Investors and the Broker Warrants to the Broker.

Based on the foregoing, we are of the opinion that: (i) the shares made issuable under the Series E Warrants and the Series F Warrants have been duly authorized and reserved for issuance and, upon issuance, delivery and payment therefor in accordance with the terms of the Subscription Agreements and the Series E Warrants and the Series F Warrants, will be fully paid and nonassessable and (ii) 5,000,000 of the Shares

Gryphon Gold Corporation

June 7, 2007

issued to the Selling Stockholders have been duly authorized, validly issued and are fully paid and nonassessable.

Our opinion expressed above is limited to Nevada Revised Statutes Chapter 78 and 92A governing for-profit Nevada corporations.

The foregoing opinion is being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

Very truly yours,

Woodburn and Wedge

By: /s/ John P. Fowler
John P. Fowler

JPF:bm